Exhibit 10.16

November 1, 2015

Dr. Nezam Afdhal, M.D.

59 Pier 7

Charlestown, MA 02129

Dear Nezam:

On behalf of Spring Bank Pharmaceuticals, Inc., a Delaware corporation (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer:

1. You will be employed to serve on a full-time basis as Chief Medical Officer of the Company, effective November 1, 2015. As Chief Medical Officer, you will be responsible for such duties as are consistent with such position, plus such other duties as may from time to time be assigned to you by the Company. You shall report to the Chief Executive Officer of the Company, you shall perform your duties at the Company’s principal office and you agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

During your employment, you will continue to have the opportunity to participate in your various external activities including, but not limited to, selected corporate scientific advisory boards, scientific, clinical, and medical conferences, clinical practice efforts, and non-profit advisory roles.

2. Your base salary will be at the rate of $13,125 per semi-monthly pay period (which if annualized equals $315,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

3. You shall be eligible to receive, for each fiscal year of the Company ending during your employment with the Company, an annual bonus of up to 30% of your annual base salary, whether pursuant to a formal bonus or incentive plan or program of the Company or otherwise. Such bonus, if any, will be approved by the Company in its sole discretion and will be based on both individual and Company performance objectives as developed and determined by the Company in its sole discretion. The bonus payable to you for 2015, if any, will be prorated to reflect the portion of 2015 for which you served as an employee of the Company under this offer letter. Any bonus earned by you and approved by the Company under this Section 3 shall be paid to you no later than March 15th of the calendar year following the calendar year in which such bonus is earned and approved by the Company.

4. You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.

5. You will be eligible for a maximum of four (4) weeks of paid vacation per calendar year to be taken at such times as may be approved in advance by the Company. The number of vacation days for which you are eligible shall accrue at the rate of 1.67 days per month that you are employed during such calendar year. Your accrual and use of vacation time will be pursuant to Company policy, as established and as may be modified in the sole discretion of the Company from time to time.

6. The Company shall grant to you stock options (the “Options”) under the Company’s 2014 Stock Incentive Plan (the “Plan”) for the purchase of an aggregate of 500,000 shares of common stock of the Company at a price per share equal to the fair market value of the Company’s common stock as of the date of grant as determined by the Board. The Options shall vest, subject to your continued employment with the Company, with respect to 25% of the underlying shares on the first anniversary of the date you commence employment with the Company and with respect to the balance of the shares in thirty-six (36) equal monthly installments thereafter (with the first such installment vesting on the date one month after the first anniversary of your employment commencement date) and shall be subject to such other terms and other provisions as are set forth in the Plan and in a separate option agreement. If your employment is terminated by the Company without Cause (as defined below) or by you for Good Reason (as defined below) upon a Change in Control (as defined below) or within 12 months following a Change in Control (as defined below), then, subject to Section 7, the vesting of the Options shall accelerate in full on the date of such termination, subject to such other terms and provisions as are set forth in the Plan and in a separate option agreement. A Change in Control shall have no effect on any options you have been granted previously by the company that are not the Options referred to in this Section 6. In addition, during your employment, you will be eligible to receive such future stock option grants as the Board shall deem appropriate.

7. In the event your employment is terminated by the Company without Cause, then (i) the Company shall, during the Severance Period (as defined below), continue to pay you as severance pay your base salary as in effect on the date of termination and (ii) the Company shall pay the premiums for you and the covered members of your family to participate in continuation health coverage (“COBRA”) (less such amount as you would have paid in premiums during a comparable period of employment) for the shorter of the Severance Period or the period for which you elect and are eligible for such coverage. Notwithstanding the foregoing, the payment of the amounts payable and the provision of the benefits under this Section 7, and if applicable, the acceleration of vesting of the Options under Section 6, (i) shall be contingent upon your execution of a severance and release of claims agreement provided by the Company that you allow to become effective by not revoking your acceptance within 60 days following your last day of employment (or such lesser period as is provided in the severance and release of claims agreement) (the “Revocation Period”), (ii) shall constitute your sole remedy in the event of a termination of your employment by the Company without Cause and (iii) shall be subject to the terms and conditions set forth in Exhibit A. The severance pay and benefits provided hereunder will be subject to all applicable taxes and withholdings and will be payable in installments in accordance with the Company’s then-regular payroll practices.

For the purposes of this letter:

“Cause” shall mean (a) a good faith finding by the Company that (i) you have failed to perform your assigned duties for the Company and have failed to remedy such failure within 10 days following written notice from the Company notifying you of such failure, (ii) you have engaged in dishonesty, gross negligence or misconduct or (iii) you have breached this letter or any other agreements to which you are a party with the Company or any policies or procedures of the Company, or (b) your conviction of, or your entry of a pleading of guilty or nolo contendere to, any crime involving moral turpitude or any felony;

“Change in Control” shall mean any of the following:

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection any acquisition directly from the Company will not be a Change in Control, nor will any acquisition by any individual, entity, or group pursuant to a Business Combination (as defined below) that complies with clause (b) of this definition;

(b) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all (i.e., in excess of 85%) of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include a corporation that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries); or

(c) the liquidation or dissolution of the Company;

provided that, where required to avoid additional taxation under Section 409A, the event that occurs must also be a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Reg. § 1.409A-3(i)(5);

“Good Reason” for termination shall mean (i) a material diminution in your authority, duties or responsibilities without your prior consent, (ii) a material reduction in your annualized base salary without your prior consent (other than in connection with, and in an amount substantially proportionate to, reductions made by the Company to the annualized base salaries of its other senior executives), or (iii) the relocation of your place of work such that the distance from your residence to your place of work is increased by more than 50 miles. In order to establish a “Good Reason” for terminating employment, you must (a) provide written notice to the Company of the existence of the condition giving rise to the Good Reason, which notice must be provided within 90 days of the initial existence of such condition, (b) provide the Company with 30 days thereafter to cure the condition and (c) if not cured, resign for Good Reason within 30 days following expiration of the cure period; and

“Severance Period” shall mean the period beginning on the Company’s first regular payroll cycle following the effective date of the severance and release of claims agreement and ending on the date 12 months thereafter, provided that if the Revocation Period ends in the calendar year subsequent to the year in which your employment ends, no payment under Section 7 will be made before the first business day of that subsequent year.

8. You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit B and Exhibit C, as a condition of employment (the “Invention and Non-Competition Agreements”).

9. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with the Company or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

10. You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

11. This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and an authorized officer of the Company, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as provided herein.

12. As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

13. This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. Upon the effectiveness of this offer letter, the Independent Contractor Agreement between you and the Company dated as of [April 2, 2015]1 (the “Independent Contractor Agreement”) shall be terminated in full and of no further force and effect, except that your obligations under Section 4 of the Independent Contractor Agreement with respect to Background Material and Sections 5 and 9 of the Independent Contractor Agreement as they pertain to services performed by you in your capacity as Contractor pursuant to the Independent Contractor Agreement shall survive termination of the Independent Contractor Agreement, and your obligations under Sections 3 and 4 of the Independent Contractor Agreement with respect to Confidential Information, Company Property and Work Product from and after the date hereof shall be governed by the Invention and Non-Disclosure Agreements as if you were bound by such agreements effective as of the commencement date of the Independent Contractor Agreement. The resolution of any disputes under this letter will be governed by the laws of the Commonwealth of Massachusetts.

If you agree with the provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to Martin Driscoll, by November 5, 2015.

Very Truly Yours, Spring Bank Pharmaceuticals, Inc.

By:	/s/ Martin Driscoll
Name: Martin Driscoll
Title: President and CEO

The foregoing correctly sets forth the terms of my employment by Spring Bank Pharmaceuticals, Inc.

Date: 11/6/15	/s/ Nezam Afdhal
Name: Nezam Afdhal

EXHIBIT A

PAYMENTS SUBJECT TO SECTION 409A

Subject to the provisions in this Exhibit A, any severance payments or benefits under this letter shall begin only upon the date of the Employee’s “separation from service” (determined as set forth below) which occurs on or after date of the termination of his employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under this letter:

(i) It is intended that each installment of the severance payments and benefits provided under this letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this letter.

(iii) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(a) Each installment of the severance payments and benefits due under this letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this letter, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Employee’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(b) Each installment of the severance payments and benefits due under this letter that is not described in paragraph 3(a) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

(iv) The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(v) All reimbursements and in-kind benefits provided under this letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

Exhibit B

SPRING BANK PHARMACEUTICALS, INC.

INVENTION AND NON-DISCLOSURE AGREEMENT

This Invention and Non-Disclosure Agreement (this “Agreement”) made this 1st day of November, 2015 is by and between Spring Bank Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Nezam Afdhal (the “Employee”).

In consideration of the employment or continued employment of the Employee by the Company, the Employee and the Company agree as follows:

1. Condition of Employment.

The Employee acknowledges that Employee’s employment and/or the continuance of that employment with the Company is contingent upon Employee’s agreement to sign and adhere to the provisions of this Agreement. The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to the survival and success of the Company’s business.

2. Proprietary and Confidential Information.

(a) The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, ideas, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of Employee’s duties as an employee of the Company) without written approval by an officer of the Company, either during or after Employee’s employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee. While employed by the Company, the Employee will use the Employee’s best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information.

(b) The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Employee or others, which come into Employee’s custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of Employee’s duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of Employee’s employment for any reason. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c) The Employee agrees that Employee’s obligation not to disclose or to use information and materials of the types set forth in paragraphs 2(a) and 2(b) above, and Employee’s obligation to return materials and tangible property, set forth in paragraph 2(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

3. Developments.

(a) The Employee has attached hereto, as Exhibit A, a list describing all discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which were created, made, conceived or reduced to practice by the Employee prior to the Employee’s employment by the Company and which are owned by Employee, which relate directly or indirectly to the current or anticipated future business of the Company, and which are not assigned to the Company hereunder (collectively, “Prior Developments”); or, if no such list is attached, Employee represents that there are no Prior Developments. Employee agrees not to incorporate any Prior Developments into any Company product, material, process or service without prior written consent of an officer of the Company. If Employee does incorporate any Prior Development into any Company product, material, process or service, Employee hereby grants to the Company a non-exclusive, worldwide, perpetual, transferable, irrevocable, royalty-free, fully-paid right and license to make, have made, use, offer for sale, sell, import, reproduce, modify, prepare derivative works, display, perform, transmit, distribute and otherwise exploit such Prior Development and to practice any method related thereto.

(b) The Employee will make full and prompt disclosure to the Company of all discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by Employee or under Employee’s direction or jointly with others during Employee’s employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”). The Employee acknowledges that each original work of authorship which is made by the Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act. The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all Employee’s right, title and interest in and to all Developments (other than Prior Developments listed on Exhibit A, if any) and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 3(b) shall not apply to Developments which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 3(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.

(c) The Employee agrees to cooperate fully with the Company, both during and after Employee’s employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as Employee’s agent and attorney-in-fact to execute any such papers on Employee’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

4. Obligations to Third Parties.

The Employee represents that, except as the Employee has disclosed in writing to the Company on Exhibit A attached hereto, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Employee’s employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that Employee’s performance of all the terms of this Agreement and the performance of Employee’s duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party (including, without limitation, any nondisclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

5. United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

6. Miscellaneous.

(a) Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b) Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(c) Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue Employee’s employment for any period of time and does not change the at-will nature of Employee’s employment.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by Employee. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(e) Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(f) Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(h) Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in Employee’s duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(i) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

[Remainder of Page Intentionally Left Blank]

Exhibit B

IN WITNESS WHEREOF, the parties hereto have executed the Invention and Non-Disclosure Agreement as of the date and year first above written.

COMPANY: Spring Bank Pharmaceuticals, Inc.

By:	/s/ Martin Driscoll
Name: Martin Driscoll Title: President and CEO

EMPLOYEE:

/s/ Nezam Afdhal
Name: Nezam Afdhal

SIGNATURE PAGE TO INVENTION AND NON-DISCLOSURE AGREEMENT

Exhibit B

EXHIBIT A

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP EXCLUDED

UNDER SECTION 3(A) OR CONFLICTING AGREEMENTS DISCLOSED UNDER SECTION 4

Title	Date	Identifying Number or Brief Description

Except as indicated above on this Exhibit A, I have no Prior Developments to disclose pursuant to Section 3(a) of this Agreement and no agreements to disclose pursuant to Section 4 of this Agreement.

EMPLOYEE:

By:	/s/ Nezam Afdhal
Name: Nezam Afdhal